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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                     Between

                               Nutraceutix, Inc.,

                                    as Buyer

                                       and

                                  SCOLR, INC.,

                                   as Seller,

                                   dated as of

                               December 31, 2003.

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 31st day of December, 2003, by and between SCOLR, Inc., a Delaware corporation (hereinafter referred to as "Seller") and Nutraceutix, Inc., a Washington corporation (hereinafter referred to as "Buyer").

                                    RECITALS

         A. WHEREAS, Seller is engaged in the business of formulating and manufacturing probiotics-based health and dietary supplements for the animal and human nutrition markets, including dietary supplements, lactic acid microbial supplements for human nutrition, lactic acid fermentation products for productivity supplementation in agriculture, and dietary supplement raw material and ingredient sales to other probiotics manufacturers through an unincorporated division (the "Business"). In addition, the Business manufactures the following time-released health supplements utilizing Seller's Controlled Delivery Technology ("CDT"): Glucosamine/Chondroitin, Joint Support, Glucosamine, Ester C, Vitamin C, Caffeine, and Niacin (the referred to herein as the "CDT Products"). Seller has engaged in the Business utilizing the names: "SCOLR," "Nutraceutix," and "Bio Techniques."

         B. WHEREAS, Seller desires to sell to Buyer substantially all of the assets and properties used in the Business, and Buyer desires to purchase the same, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and subject to the conditions hereinafter set forth, Seller and Buyer hereby agree as follows:

                                    AGREEMENT

I.       DEFINED TERMS

         For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below, unless the context clearly indicates otherwise.

         1.1 "ACCOUNTS RECEIVABLE" means all accounts receivable of Seller relating to the Business as of the Closing Date.

         1.2 " ASSETS" means the assets of Seller owned, held or used in the conduct of the Business consisting of the (a) Tangible Personal Property,
(b) Inventory, (c) Business Agreements, (d) Intellectual Property Rights, (e) Lease(s), (f) Licenses and Authorizations, (g) Business Records and (h) Goodwill, as identified in the applicable schedule to each of the foregoing, but does not include Accounts Receivable nor the Excluded Assets.

         1.3      "ASSUMED LIABILITIES" has the meaning set forth in Section
2.10.

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         1.4      "BUSINESS AGREEMENTS" means those certain agreements,
contracts, licenses, commitments, and other instruments entered into by Seller in connection with the Business, as set forth on Schedule 1.4 attached hereto, including all renewals, extensions and modifications thereof.

         1.5 "BUSINESS RECORDS" means all of the books and records of the Seller pertaining to the Assets and the operation of the Business including all books and records relating to the manufacture and sale of products, dealings with customers of the Business, and other files and documentation, including all sales, marketing, manufacturing and technical service, quality control, customer lists, customer correspondence, and pricing information, relating to the purchase of materials, supplies and services, financial, accounting, and operations matters, as well as books and records relating to employees of Seller (or true copies thereof).

         1.6 "CHANGE IN CONTROL" means (a) any merger, consolidation, statutory or contractual share exchange, or other transaction to which the Buyer (or any subsidiary or shareholder of the Buyer) is a party if, immediately following the transaction, the persons who held common stock of the Buyer (or securities convertible into such common stock) immediately before the transaction hold less than a majority of: (i) the common stock (including any securities convertible into common stock on an as-converted basis); or (ii) if, pursuant to the transaction, shares of common stock of the Buyer are changed or converted into or exchanged for in whole or part, securities of another corporation or entity, the combined outstanding equity (on a fully-diluted basis) of that corporation or entity; (b) any liquidation or dissolution of the Buyer; or (c) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Buyer.

         1.7 "ENVIRONMENTAL CLAIM" means any action, suit, inquiry, proceeding, or investigation by any person, including but not limited to any federal, state, local or regulatory entity incident to any Environmental Laws, which seeks to impose liability including but not limited to liability which may arise out of, is based on or results from the presence, release or threatened release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, prior to the Closing Date.

         1.8 "ENVIRONMENTAL LAWS" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the protection of human health or the environment, including without limitation those laws relating to pollution, protection, investigation or restoration of the environment, the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials, noise, odor, wetlands, conditions of the workplace including without limitation health and safety, or natural resources.

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         1.9      "EXCLUDED ASSETS" means the assets identified in Schedule 1.9 attached hereto which are not part of the Assets being sold, conveyed, assigned, transferred or delivered to Buyer under this Agreement.

         1.10 "EXCLUDED LIABILITIES" means all liabilities, claims, and obligations that arise from or are related to the operation and ownership of the Business on and prior to the Closing Date (whether liquidated or unliquidated, absolute or contingent, known or unknown, due or to become due, and whether arising before or after the Closing Date), including, but not limited to, (a) all liabilities with respect to employees of Seller, whether or not the employees were hired by the Buyer, (b) Seller's accounts payable arising prior to Closing, except for Buyer's assumption of accounts payable resulting from Inventory purchased in the two weeks prior to Closing; (c) any Environmental Claim(s); (d) any liabilities or obligations, including warranty liability, related to products sold by Seller on or prior to the Closing Date; (e) any liabilities or obligations related to or arising from a breach or default under the Assumed Liabilities on or prior to the Closing Date; (f) any liabilities or obligations related to Taxes prior to the Closing Date; and (g) any other liabilities, obligations or commitments of Seller not specifically included in the Assumed Liabilities. Except as explicitly assumed, Buyer shall have no responsibility, liability or obligation for the Excluded Liabilities.

         1.11     "GOODWILL" means the goodwill of the Business.

         1.12 "HAZARDOUS MATERIALS" means (a) any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, (b) any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response Compensation and Liability Act, as amended, and (c) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

         1.13 "INTELLECTUAL PROPERTY RIGHTS" means all trade names, trademarks, trademark applications, patents, patent applications, copyrights, copyright applications, trade secrets, know-how, research information, and similar intangible rights used by Seller in connection with the Business, set forth in Schedule 1.13 attached hereto.

         1.14 "INVENTORY" means all inventories owned by Seller and used in the Business as of Closing, including raw materials, work in progress and finished goods, as set forth in Schedule 1.14 attached hereto.

         1.15 "KNOWLEDGE" of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person's executive officers and any other officer having primary responsibility for such matter.

         1.16 "LEASE(S)" means the lease(s) for the real property associated with the use and operation of the Business and the Assets as set forth in
Schedule 1.16 attached hereto.

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         1.17     "LICENSES AND AUTHORIZATIONS" means all licenses, permits, and authorizations, approvals, and consents issued by government agencies necessary to the ownership and operation of the Business or any of the Assets, all as set forth in Schedule 1.17 attached hereto.

         1.18 "MANUFACTURING AGREEMENT" means the License, Manufacture and Distribution Agreement between Seller and Buyer of even date herewith substantially in the form of Exhibit C attached hereto.

         1.19 "MATERIAL ADVERSE EFFECT" means any change affecting, or condition having an effect on, the Business that is, or would reasonably be expected to be, materially adverse to the Business or to the financial condition or results of operations of the Business, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (a) changes or developments in the probiotics and dietary supplement industry generally, which changes or developments do not disproportionately affect the Business relative to other participants in the probiotics and dietary supplement industry in any material respect, or (b) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect the Business in any material respect.

         1.20 "SEPARATION AGREEMENT" means the Separation Agreement between Seller and Steven H. Moger of even date herewith substantially in the form of Exhibit D attached hereto.

         1.21 "TANGIBLE PERSONAL PROPERTY" means the machinery, equipment, motor vehicles, office furniture, tools, and related items of tangible personal property, all as set forth in Schedule 1.21 attached hereto, together with all supplies and spare parts.

         1.22 "TAXES" means all taxes, however denominated, including any interest, penalties, or additions to tax that may become payable in respect thereof, imposed by any government, which taxes shall include without limitation, all income and withholding taxes, franchise taxes, payroll and employee withholding taxes, gross receipt taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, workers' compensation taxes and other obligations of the same or a similar nature; and "Tax" shall mean any one of the foregoing.

         1.23 "TOTAL COVERED SALES" means the gross sales of Buyer on all non-CDT Products anywhere in the world. The gross sales price in respect of such sales means the price charged by the Buyer to a customer, excluding sales tax and delivery charges minus all returns, credits, discounts and allowances in respect of such sales, determined under GAAP, consistent with the past custom and practice of the Seller.

II.      PURCHASE AND SALE OF ASSETS

         2.1 SALE OF ASSETS. On the Closing Date (as that term is defined below), and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller's right, title and interest in and to the Assets.

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         2.2      PURCHASE PRICE. As consideration for the sale, assignment, transfer and delivery of the Assets by Seller to Buyer, and upon the terms and subject to all of the conditions contained herein (and the performance by each of the parties hereto of their respective obligations hereunder) Buyer agrees to pay to Seller the "Purchase Price" which includes (i) the Initial Payment payable at Closing; and (ii) the Deferred Purchase Price. In addition, Buyer shall pay Seller the Royalty Payments set forth in the Manufacturing Agreement.

         2.3      INITIAL PAYMENT.

                  (a) At Closing (as defined below) Buyer agrees to pay to Seller in cash the sum of Seven Hundred Twenty-Two Thousand Seven Hundred Fifty-Six Dollars ($722,756.00) (the "Initial Payment"). The Initial Payment shall be made by wire transfer or delivery of other immediately available funds as directed by Seller.

         2.4      DEFERRED PURCHASE PRICE.

                  (a) As additional consideration for the sale, assignment, transfer and delivery of the Assets by Seller to Buyer, Buyer will pay Seller a deferred purchase price based on the percentage of Buyer's Total Covered Sales according to the percentages and minimum amounts set forth on Schedule 2.4 (the "Deferred Purchase Price"). Payment of the Deferred Purchase Price shall be made quarterly based on a calendar year, with payments being due forty-five (45) days after the end of each quarter.

                           (i)      Buyer shall make payments of the Deferred
Purchase Price in accordance with Schedule 2.4(a) for a period (the "Deferred Payment Period") equal to the longer of: (a) four (4) years, or (b) until the combined total of payments of the Deferred Purchase Price and Royalty Payments (as defined in Section 2.5 below) equals Two Million Dollars ($2,000,000) ("Minimum Deferred Purchase Price").

                           (ii)     Buyer shall pay Seller at least twenty-five
percent (25%) of the minimum Deferred Purchase Price Payment for each year as set forth in Schedule 2.4(b) on a quarterly basis; provided, that, in the year in which the Minimum Deferred Purchase Price is met and for the remainder of that Deferred Payment Period, the annual minimum payment requirement shall not apply. Any minimum quarterly payments to be paid shall be paid forty-five (45) days after the end of each calendar quarter.

                           (iii)    Upon a Change in Control in Buyer, Buyer
shall pay Seller the difference between the Minimum Deferred Purchase Price and the sum of the Deferred Purchase Price Payments and Royalty Payments through the effective date of the Change in Control Transaction. If the Deferred Payment Period has not exceeded the four (4) year period when the Change in Control occurs, then the successor in interest to the Buyer shall continue to make payments of the Deferred Purchase Price according to Schedule 2.4(a) through the end of the four (4) year period from the Closing Date hereof, but only to the extent and in the amount that the Deferred Purchase Price, determined under
Schedule 2.4(a) exceeds the applicable Annual Minimum Payment, set forth in
Schedule 2.4(b).

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                  (b)      Payments shall be made by wire transfer or delivery
of other immediately available funds as directed by Seller.

                  (c) Buyer shall have its financial records reviewed by a certified public accountant each year during the Deferred Payment Period. Promptly after the end of each calendar year during the Deferred Payment Period, Buyer shall provide Seller with statements prepared by Buyer's certified public accountant for the preceding year containing a compilation of sales and a statement of the Total Covered Sales ("Statement "). During the Deferred Payment Period, Seller shall have the right to review those books and records of the Buyer necessary for purposes of determining the Total Covered Sales and Royalty Payments during regular business hours and upon reasonable notice. Seller may object to any item or information contained in the Statement by providing Buyer a written statement in reasonable detail of Seller's objections thereto (an "Objection Notice"). Seller's failure to deliver an Objection Notice to the Buyer within thirty (30) days after the Buyer's delivery of the Statement to Seller shall constitute Seller's binding acceptance of the Statement and all matters identified therein.

         If the Buyer and Seller fail to resolve any objection described in the Objection Notice within ten (10) days after the date the Objection Notice is delivered to Buyer, then at the request of either party, Buyer and Seller shall meet in an attempt to resolve an objection described in the Objection Notice and reach a written agreement with respect thereto. If the parties enter into a settlement agreement, the Statement shall be deemed to be as agreed thereon. If the parties are unable to resolve the objection described in the Objection Notice, then the Buyer and Seller shall select an independent accounting firm ("Independent Accountants") and submit the Statement and Objection Notice to the independent accounting firm; provided, however, that such selected accounting firm shall not be performing services for either Seller or Buyer (i) at the time of the selection, (ii) within twenty-four (24) months of the time of selection, or (iii) during the period commencing on the selection and ending upon its delivery of the Independent Accountant Decision . The Independent Accountings referred to in the previous sentence shall resolve such objection as promptly as possible and a decision by the Independent Accountants as to the resolution of such objection shall be conclusive and binding upon the parties for purposes of this Agreement (the "Independent Accountant's Determination"). The Independent Accountant's Determination shall be (i) in writing, (ii) made in accordance with GAAP, and (iii) nonappealable and incontestable by either party. All fees and costs payable to the Independent Accountants shall be borne by the nonprevailing party (it being understood that the "nonprevailing party" shall be the party who benefits less from the Independent Accountant's Determination.

         2.5 ROYALTY PAYMENTS. Buyer shall pay Seller a royalty fee equal to ten percent (10%) of the CDT Sales, as defined in the Manufacturing Agreement, ("Royalty Payments") in accordance with the terms and conditions of the Manufacturing Agreement.

         2.6 ALLOCATION OF PURCHASE PRICE. The consideration for the Assets shall be allocated to the Assets as set forth in Schedule 2.6 attached hereto. The parties agree that all Tax returns and reports (including the Internal Revenue Service Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position inconsistent with) the aforementioned allocation.

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         2.7      TAXES. Buyer and Seller shall report the sale and purchase of the Assets for all Tax purposes in a manner consistent with the allocation set forth in Section 2.6.

         2.8 PRORATIONS. The operation of the Business and all income and expenses attributable thereto up to and including the Closing Date shall be for the account of Seller. Thereafter, the operation of the Business and all income and expenses attributable thereto shall be for the account of Buyer.

         2.9 DELIVERY OF ASSETS. Buyer shall take delivery of all Assets at Closing. The parties shall follow such mutually acceptable procedures as they shall deem necessary to ensure that all Assets are in fact delivered to Buyer at Closing.

         2.10 LIMITED ASSUMPTION OF LIABILITIES. At Closing Seller shall assign to Buyer, and Buyer shall assume and hereby agrees to pay, perform and discharge when due, those certain obligations as set forth in Schedule 2.10 attached hereto (the "Assumed Liabilities"). The Assumed Liabilities shall accrue on and after the Closing Date unless otherwise expressly provided herein or in a specific instrument. Except as specifically identified in this Agreement, Buyer assumes no liabilities or obligations of Seller hereunder.

III.     CLOSING

         3.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such time and at such date as the parties agree upon in writing (the "Closing Date"). The Closing shall take place at the offices of Garvey Schubert Barer, 1191 Second Avenue, 18th Floor, Seattle, Washington 98101-2939. Closing shall be effective as of 11:59 p.m. on December 31, 2003.

         3.2 TRANSFER TAXES, ETC. To the extent applicable, any retail sales/use Taxes due as a result of the purchase and sale of the Assets contemplated hereby shall be shared by Seller and Buyer.

         3.3 COSTS AND EXPENSES. Except as otherwise provided in Section 3.2, each party shall separately bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that if any party shall commence legal action to specifically enforce or otherwise seek redress under, or for breach of, this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees and costs incurred to prosecute or defend the action, including costs and fees incurred in any appellate proceeding.

         3.4 PERFORMANCE BY SELLER AT CLOSING. At Closing, Seller shall deliver to Buyer the following:

                  (a) A Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit A and all other appropriate documents and instruments in customary form and substance sufficient to transfer to Buyer all of Seller's right, title and interest in and to all

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tangible assets that are a part of the Assets, free and clear of any mortgages, liens, pledges, privileges, charges, claims and encumbrances of any kind whatsoever, except for any mortgages, liens, pledges, privileges, charges, claims and encumbrances described in any of the Schedules attached hereto or specifically assumed by Buyer.

                  (b) Assignment agreements pursuant to which Seller conveys and assigns to Buyer the Intellectual Property Rights substantially in the form of Exhibit B attached hereto.

                  (c) Such other instruments of assignment and conveyance as may be necessary or appropriate to transfer the Assets to Buyer.

                  (d) A certified copy of a resolution of Seller's board of directors authorizing the execution of this Agreement and the transactions contemplated hereby.

                  (e) A certificate of Seller to the effect that the conditions identified in Section 7.2 of this Agreement have been satisfied.

                  (f) Copies of the consents of each lessor to the assignment of each Lease to Buyer and any other consents set forth on Schedule
4.9 of this Agreement.

                  (g) Termination Statements terminating any and all Financing Statements covering the Assets (except as set forth in Seller's Disclosure Schedule) and releases of liens or other evidence reasonably acceptable to Buyer terminating liens or encumbrances on the Assets.

                  (h) Documentation, satisfactory to the Buyer, evidencing that the rights of any individual in the Intellectual Property Rights transferred herein have been properly assigned to the Seller.

                  (i)      The Separation Agreement.

                  (j)      The Manufacturing Agreement.

         3.5 PERFORMANCE BY BUYER AT CLOSING. At Closing, Buyer shall deliver to Seller the following:

                  (a) Cash payment by wire transfer of immediately available funds to the account or accounts designated by Seller to Buyer on or prior to the Closing Date in the full amount of the Initial Payment.

                  (b) A certified copy of a resolution of Buyer's board of directors authorizing this Agreement and the transactions contemplated hereby.

                  (c) A certificate of Buyer to the effect that the conditions identified in Section 7.1 of this Agreement have been satisfied.

                  (d)      The Separation Agreement.

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                  (e)      The Manufacturing Agreement.

         3.6 APPROVAL OF DOCUMENTS. Unless otherwise provided herein, all instruments and documents delivered pursuant to this Agreement shall be dated as of the Closing Date, and shall be reasonably satisfactory to the parties and to their respective counsel as to form and content. Buyer and Seller agree to use their best efforts to complete the schedules and exhibits as soon as practicable.

IV.      REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that the following statements are true and correct on the date hereof. Except for Sections 4.1, 4.2 and 4.3 Seller's representations and warranties regarding the Business are limited to items, events, omissions and occurrences not actually known to Buyer and recognize that Steven H. Moger, the sole stockholder of the Buyer, is familiar with the operations, prospects and condition of the Business. All representations and warranties of Seller are made subject to the exceptions which are noted in the schedule delivered by Seller to Buyer at the Closing and identified by the parties as the "Seller's Disclosure Schedule." The section numbers in the Seller's Disclosure Schedule correspond to section numbers in the Agreement; however, any information disclosed in the Seller's Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate.

         4.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate, have a Material Adverse Effect.

         4.2 AUTHORIZATION, BINDING EFFECT AND NO CONFLICTS. The execution and delivery of this Agreement by Seller and the consummation by Seller of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate action on the part of Seller or stockholder vote is necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally and (ii) general principles of equity. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (x) violate any provision of law, rule or regulation to which Seller is subject, (y) violate any order, judgment or decree applicable to Seller, or (z) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or the Bylaws of Seller, or any agreement or other instrument to which Seller is a party or by which Seller may be bound; except where such violation, conflict, breach or default would not, individually or in

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the aggregate, reasonably be expected to (1) have a Material Adverse Effect or
(2) materially hinder or impair the consummation of the transactions contemplated hereby.

         4.3 CONSENTS AND APPROVALS. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby requires the approval, consent, authorization or permit of, or filing with or notification to, any governmental authority or any other person having jurisdiction over the business of Seller nor of any party to any agreement with Seller, except (a) under the Securities and Exchange Act of 1934 (the "Exchange Act") as amended, or any federal, foreign or supranational antitrust and competition laws and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) materially hinder or impair the consummation of the transactions contemplated hereby.

         4.4 TANGIBLE PERSONAL PROPERTY. Seller has good and marketable title to all Tangible Personal Property, free and clear of any and all liens, reservations, encumbrances, encroachments, liabilities, or other claims, except
(a) as otherwise set forth in the Seller's Disclosure Schedule, and (b) liens for current taxes not yet due. At Closing Seller will deliver the Tangible Personal Property in "as is" condition.

         4.5      INTELLECTUAL PROPERTY RIGHTS.

                  (a) Schedule 1.13 sets forth a complete and accurate list of all registrations and applications to register the patents, trademarks, trade names, services marks, copyrights, and copyright registrations, as well as all material, unregistered trademarks, that are included in the Intellectual Property Rights and a complete list of all material agreements under which any such Intellectual Property Rights are licensed to Seller, in the case of Intellectual Property Rights not owned by Seller.

                  (b) Except as disclosed or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller (a) Seller owns or has the right pursuant to license, sublicense, agreement or permission to use all Intellectual Property Rights necessary for the operation of the Business as presently conducted, (b) Seller has taken all reasonable action to protect each item of Intellectual Property Rights that it owns or uses, (c) Seller is not infringing upon, misappropriating, violating or otherwise acting adversely to the right of any other person under, or in respect to, any trade names, trademarks, patents, copyrights, or similar intangible rights, and has not received any charge, complaint, claim or notice of such an infringement, misappropriation, violation or adverse act and (d) no third party has infringed upon, misappropriated, violated or otherwise acted adversely to the Intellectual Property Rights.

                  (c) To the best of Seller's Knowledge, the Intellectual Property and the information and materials provided pursuant to this Agreement are sufficient to enable the Buyer to conduct the Business following the Closing.

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         4.6      LICENSES AND AUTHORIZATIONS. Seller is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all governmental, administrative, judicial or regulatory authorities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the United States Food and Drug Administration promulgated thereunder) necessary for Seller to own, lease and operate the Assets and to carry on the Business as it is being operated or carried on as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller is not in conflict with, or in default or violation of, (a) any law applicable to Seller or by which any of the Assets are bound or affected or (b) any Company Permits, except, with respect to clauses (a) and (b), for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.7 LITIGATION. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no actions, suits, claims, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller that would affect Seller's title or interest in any of the Assets. Seller has received no notice, and has no Knowledge, that it is in default of any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality with respect to the ownership and operation of the Assets.

         4.8 INSURANCE. There is presently in force extended coverage casualty and liability insurance in respect to the physical Assets to be transferred and conveyed hereunder, and Seller will maintain or cause such insurance to be maintained in full force and effect until the Closing Date, except to the extent any such insurance is required to be maintained post-Closing by the Seller under this Agreement.

         4.9      MATERIAL CONTRACTS.

                  (a) Schedule 4.9 sets forth each Lease and all other Business Agreements to which Seller is a party, and identifies each Lease and Business Agreement requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and thereby. The Business Agreements and Leases constitute valid and binding obligations of Seller and are in full force and effect as of the date of this Agreement and, with the exception of those Business Agreements and Leases which will have been completed prior to the Closing Date according to their terms, will on the Closing Date constitute valid and binding obligations of Seller and be in full force and effect. Seller (1) has performed all obligations required to be performed by it under any such agreements, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and
(2) does not know of, nor has it received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any such agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would, not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) Except for the contracts set forth in Schedule 4.9, Seller is not a party to or subject to any of the following agreements, contracts, or commitments relating solely to the Business or necessary or useful for the operation of the Business:

                           (i)      any real property or equipment lease;

                           (ii)     any contract for the purchase of materials,
supplies, goods, services, equipment or other assets providing for annual payments by Seller in the amount of, or pursuant to which in the last year Seller paid in the aggregate, $25,000 or more;

                           (iii)    any sales, distribution or other similar
agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller, or pursuant to which in the last year Seller received in the aggregate, $25,000 or more;

                           (iv)     any partnership, joint venture or other
similar contract arrangement or agreement;

                           (v)      any contract relating to indebtedness for
borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset);

                           (vi)     any material license agreement, franchise
agreement, equipment lease, or agreement in respect of similar rights granted to or held by Seller;

                           (vii)    any agency, dealer, sales representative or
other similar agreement;

                           (viii)   any agreement, contract or commitment that
substantially limits the freedom of seller to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or that would so limit the freedom of Buyer after the Closing Date; or

                           (ix)     any other agreement, contract or commitment
not made in the ordinary course of business which is material to the Business.

                  (c) Seller has caused to be made available to Buyer either an original or a correct and complete copy of each contract required to be disclosed pursuant to this Section 4.12. Each of these contracts is a valid and binding agreement of Seller, enforceable against the parties thereto in accordance with its terms and is in full force and effect.

         4.10 EMPLOYEE PLANS. Schedule 4.10 sets forth a complete list of the names, titles, and annual salaries of all employees of Seller primarily engaged in the Business, and includes a copy or description of each material employee benefit plan. There are no deferred compensation or profit-sharing plans or arrangements presently in force, or any other agreement with employees, that would materially affect the transfer of Assets contemplated by this Agreement. Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, in each case relating to employees primarily engaged in the Business, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         4.11 COMPLIANCE WITH LAWS. To Seller's Knowledge, Seller is in compliance with all laws, rules, regulations and orders applicable to the Assets and the Business, except where the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.12 SECRECY AGREEMENTS. To Seller's Knowledge, every former employee of the Business employed in a technical or operational capacity during the two (2) year period prior to the Closing Date has signed and remains subject to employee invention and confidentiality agreements.

         4.13 ENVIRONMENTAL COMPLIANCE. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

                  (a) There are no Environmental Claims with respect to the Business pending, or to the Knowledge of the Seller, threatened, against the Seller. Seller has not received any written notice, demand, letter, claim or request for information alleging that Seller may be in violation of, or liable under, any Environmental Law in connection with the Business or the Assets.

                  (b) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities under the United States Comprehensive Environmental Response Compensation and Liability Act, as amended, the Solid Waste Disposal Act, as amended or any Environmental Law.

                  (c) Seller (i) has not entered into or agreed to any consent decree or order or is not subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials with respect to the Business or the Assets and, to the Knowledge of Seller, no Environmental Claim is pending or threatened in writing with respect thereto and (ii) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials in connection with the Business or the Assets.

                  (d) None of the real property owned or leased by Seller in connection with the Business or the Assets is listed or, to the Knowledge of Seller, proposed for listing on the "National Priorities List" under the Comprehensive Environmental Response, Cooperation and Liability Act, as amended through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

         4.14 TAXES. Seller has or will have timely filed all returns of income Taxes and all material returns of other Taxes required to be filed by it with respect to the Business and the Assets on or prior to the Closing Date, and has timely and fully paid or provided for all Taxes shown to be due on such returns, except such as are being contested in good faith by appropriate proceedings. The United States Internal Revenue Service, nor any other taxing authority or agency, domestic or foreign, has asserted in writing or, to the Knowledge of Seller, is threatening to assert any material deficiency or claim for additional Taxes against the Business or the Assets.

         4.15 ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no undisclosed liabilities or obligations of any nature (absolute, accrued, contingent, or otherwise) which presently or in the future may affect the Business or the Assets, and whether due or to become due, which are unknown or have not been disclosed to the Buyer, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.16 NO BROKER OR FINDER. Except for Rostrevor Partners, LLC, Seller has not employed any broker, finder or agent, nor otherwise become obligated for any broker's, finder's or agent's or similar fee with respect to the transaction contemplated by this Agreement. Seller is solely responsible for all fees and expenses of Rostrevor Partners payable in connection with the transactions contemplated by this Agreement.

         4.17 EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE ASSETS ARE BEING SOLD "AS IS" WITHOUT WARRANTY OF ANY KIND AND SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE ASSETS INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES IMPLIED FROM ANY COURSE OF DEALING OR USAGE OF TRADE.

V.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that the following statements are true and correct on the date hereof. All representations and warranties of Buyer are made subject to the exceptions which are noted in the schedule delivered by Buyer to Seller at the Closing and identified by the parties as the "Buyer's Disclosure Schedule." The section numbers in the Buyer's Disclosure Schedule correspond to section numbers in the Agreement; however, any information disclosed in the Buyer's Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate.

         5.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         5.2 AUTHORIZATION, BINDING EFFECT AND NO CONFLICTS. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and
(b) general principles of equity. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not (x) violate any provision of law, rule or regulation to which Buyer is subject, (y) violate any order, judgment or decree applicable to Buyer, or (z) conflict with, or result in a breach or default under, any term or condition of the Articles of Incorporation or the Bylaws of Buyer, or any agreement or other instrument to which Buyer is a party or by which Buyer may be bound; except where such violation, conflict, breach or default would not, individually or in the aggregate, reasonably be expected to materially hinder or impair the consummation of the transactions contemplated hereby.

         5.3 CONSENTS AND APPROVALS. Neither the execution of this Agreement nor the consummation of the sale of the Assets requires the approval, consent, authorization or permit of, or filing with or notification to, any governmental authority or any other person having jurisdiction over the business of Buyer nor of any party to any agreement with Buyer, except (a) under the Exchange Act, or any federal, foreign or supranational antitrust and competition Laws and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or
(ii) materially hinder or impair the consummation of the transactions contemplated hereby.

         5.4 AVAILABILITY OF FUNDS. Buyer has available commitments from creditworthy financial institutions to provide sufficient funds on the Closing Date to enable it to consummate the transactions contemplated by this Agreement and to fund the working capital requirements of Buyer and to continue operations of the Business.

         5.5 NO BROKER OR FINDER. Buyer has not employed any broker, finder or agent, nor otherwise become obligated for any broker's, finder's or agent's or similar fee, with respect to the transaction contemplated by this Agreement.

         5.6 BUYER'S EVALUATION. Buyer is an informed and sophisticated purchaser and is experienced in the operation, evaluation and purchase of enterprises such as the Business and the Assets. Buyer acknowledges that Seller has made no representation or warranty as to the future profitability or prospects, financial or otherwise, of the Business, except as expressly set forth herein, and Buyer is relying on its own inspection of the Assets and Business, in addition to the representations and warranties of Seller contained herein, in entering this Agreement.

         5.7 TANGIBLE PERSONAL PROPERTY. Buyer acknowledges that it has inspected the Tangible Personal Property and that its officers are familiar with same and that at Closing Seller will deliver the Tangible Personal Property in "as is" condition.

         5.8 CAPITALIZATION. As of Closing Buyer is adequately capitalized and is able to pay its debts as they become due.

         5.9 DISCLOSURE OF MATERIAL INFORMATION. The sole stockholder of Buyer is Steven H. Moger ("Moger"). Buyer acknowledges that Moger has been the General Manager of the Business and Chief Financial Officer of the Seller for more than five years. To the best of Buyer's knowledge, Buyer has disclosed all material information concerning the Business (including operations and prospects) to Seller. There is no fact known to Buyer which materially affects the Business which has not been disclosed to Seller or which is not known by Seller. Buyer's disclosure obligations shall be consistent with Moger's past practices in his role as an officer of the Seller. Buyer shall have no obligation to conduct any additional investigation on behalf of the Seller nor predict or project future business opportunities. Seller is the owner of the Business, (and has been the owner since its inception) and Seller has had access to all of the books and records of the Business and has had the opportunity to ask Moger any questions it believes necessary to conduct its own investigation.

VI.      COVENANTS

         6.1 OPERATION OF THE BUSINESS BY SELLER. Seller covenants that prior to the Closing Date Seller will:

                  (a) Continue to operate the Business in the usual and ordinary course of business, and in conformity with all applicable laws, ordinances, regulations, rules and orders;

                  (b) Maintain complete and accurate books and records of the Assets;

                  (c) Maintain the Assets in their present operating condition and repair, reasonable wear and tear and ordinary usage excepted;

                  (d) Keep the Assets free of liabilities, liens, and encumbrances of any kind whatsoever, except in the ordinary course of business;

                  (e) Operate the Business diligently, in the ordinary course of business and consistently with past practice, and use its best efforts to preserve existing customer and agency relationships and the business reputation of Seller;

                  (f) Pay, or cause to be paid, all Taxes of or relating to the Business or the Assets that are due; and

         6.2 EMPLOYEES. Seller shall terminate all of the employees of the Business as of the Closing Date. Seller shall be solely responsible for all liabilities arising from or related to the employees, their employment with the Seller, and their termination, including but not limited to any severance costs (to be determined in Seller's discretion) and discrimination claims relating to their employment by Seller prior to Closing. Buyer and Seller agree to use commercially reasonable efforts to make their employees available to assist the other with regard to transition and related matters. Schedule 6.3 sets forth terms and conditions under which certain employees will be available. Notwithstanding the foregoing, Moger shall not be required to provide services in a manner that would result in his characterization as an "insider" under the Exchange Act or otherwise restrict his ability to sell shares or exercise option in the Seller. Buyer may hire some of the employees terminated by the Seller, but has no obligation to do so. Seller shall cooperate with Buyer in the transition issues regarding hiring of the employees terminated by Seller and Buyer's provision of interim insurance benefits for such employees by extending the insurance benefits provided by Seller, as permitted by law and at the Buyer's or employee's sole expense.

         6.3 NEGATIVE COVENANTS OF SELLER. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer:

                  (a) Sell, assign, lease or otherwise transfer or dispose of any of the Assets, whether now owned or hereafter acquired, except in the ordinary course of business; or

                  (b) Except in the ordinary course of business, (i) cancel any customer or agency relationship relating to the Business; (ii) renegotiate, modify, amend or terminate any Business Agreement listed on Schedule 1.4 or any Lease listed on Schedule 1.16; or (iii) fail to comply with all of the terms and conditions of said Business Agreements and Lease(s) and all Licenses and Authorizations to the extent that failure would cause a material adverse change to the Business.

         6.4 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, (a) Seller shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further actions as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby, and to provide Buyer with the benefits of this Agreement, including but not limited to, cooperating with Buyer in its filings with appropriate federal and state agencies to transfer the Intellectual Property Rights; and (b) Buyer shall, at the request of Seller, execute and deliver any further instruments or documents and take all such further actions as Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby and provide Seller with the benefits of this Agreement.

         6.5 CERTAIN NOTICES. From and after the date of this Agreement until the Closing Date, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied or (b) the failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

         6.6 OPERATION OF BUSINESS AFTER THE CLOSING. Buyer covenants and agrees that until the Minimum Deferred Purchase Price is paid the Buyer will use commercially reasonable efforts to operate the Business diligently, in the usual and ordinary course of business and substantially consistent with past practice, in conformity with all applicable laws, ordinances, regulations, rules and orders, and Buyer will use its best efforts to preserve Seller's existing customer and agency relationships. Until the Minimum Deferred Purchase Price is paid, Buyer will not pay dividends or make any distributions or loans to its stockholders or their affiliates except when, after the distribution, dividend or loan, the amount of cash and cash equivalents held by the Buyer is greater than or equal to twice the amount still owing on the Minimum Deferred Purchase Price. Salary increases to Moger, above his base salary of Two Hundred Fifty Thousand Dollars ($250,000) shall be limited to 10% per year provided that Buyer is current in its obligations to Seller. Notwithstanding anything to the contrary contained herein, as long as Buyer is organized as an S-corporation, the Buyer shall be permitted to make distributions to its stockholders to cover the personal income tax obligation of its stockholders. Buyer shall maintain liability, property and business interruption insurance in commercially reasonable amounts during the Deferred Payment Period.

         6.7 INSURANCE. Seller shall obtain, for the benefit of the Buyer and Seller, a rider to its insurance policy, including coverage for products liability, which extends the coverage of that policy for an additional three (3) years after the Closing.

         6.8 USE OF INTELLECTUAL PROPERTY. As of Closing, Seller shall cease using the name "Nutraceutix" and all other Intellectual Property Rights transferred hereunder.

VII.     CONDITIONS PRECEDENT TO CLOSING

         7.1 SELLER'S PERFORMANCE. The obligation of Seller to close hereunder on the Closing Date is subject to the fulfillment at or prior to such date of each of the following conditions (any one or more of which may be waived in whole or in part by Seller in writing):

                  (a) All of the representations and warranties of Buyer contained herein that are qualified by materiality or Material Adverse Effect shall be true and correct, and all of the representations and warranties of the Buyer contained herein that are not so qualified shall be true and correct in all material respects, in each case, on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations speak as of a specific date or as of the date hereof, in which case such representation and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof.

                  (b) Buyer shall have performed and complied with all terms, covenants and conditions of this Agreement that are required to be performed or complied with by it on or before the Closing Date.

                  (c) Buyer shall have delivered all of the instruments and documents and tendered the consideration required by Section 3.5 hereof.

                  (d) Buyer shall have obtained on terms and conditions satisfactory to it sufficient funds to consummate the transactions contemplated by this Agreement, to fund the working capital requirements of Buyer and to continue operations of the Business.

                  (e) No action, investigation, or proceeding shall have been instituted or threatened that would materially adversely affect the ability of Buyer to comply with the provisions of this Agreement.

                  (f) All governmental and other consents, approvals and authorizations, if any, required of Buyer to consummate the transactions contemplated by this Agreement (the failure of which to be obtained or taken, individually or in the aggregate, would materially hinder or impair the consummation of such transactions) shall have been obtained.

                  (g) Seller shall have obtained all necessary consents from its Board of Directors of this Agreement and the transactions contemplated hereby prior to January 8, 2004.

                  (h) Moger shall have made a minimum investment of Two Hundred Thousand dollars ($200,000) in Buyer, in the form of an equity contribution or a loan, in Moger's discretion.

         7.2 BUYER'S PERFORMANCE. The obligation of Buyer to close hereunder on the Closing Date is subject to the fulfillment at or prior to such date of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer in writing):

                  (a) All of the representations and warranties of Seller contained herein that are qualified by materiality or Material Adverse Effect shall be true and correct, and all of the representations and warranties of the Buyer contained herein that are not so qualified shall be true and correct in all material respects, in each case, on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations speak as of a specific date or as of the date hereof, in which case such representation and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof.

                  (b) Seller shall have performed and complied with all terms, covenants and conditions of this Agreement that are required to be performed or complied with by it on or before the Closing Date.

                  (c) Seller shall have delivered all of the instruments and documents and tendered the consideration required by Section 3.4 hereof. There will not be any material consents specified in Schedule 4.12 which have not been received, except for such thereof as Buyer and Seller will have agreed in writing will not be obtained.

                  (d) No action or proceeding shall have been instituted or, to the Knowledge of Seller, threatened that would have a Material Adverse Effect or materially adversely affect the ability of Seller to comply with the provisions of this Agreement that has not been disclosed on the Seller's Disclosure Schedule.

                  (e) No damage or destruction to or loss of the Assets shall have occurred that would entitle Buyer to terminate this Agreement, as provided in Section 9.1(b) hereof.

                  (f) All governmental and other consents, approvals and authorizations, if any, required of Seller to consummate the transactions contemplated by this Agreement (the failure of which to be obtained or taken, individually or in the aggregate, would materially hinder or impair the consummation of such transactions) shall have been obtained.

VIII.    INDEMNIFICATION: RISK OF LOSS

         8.1      INDEMNIFICATION OF BUYER.

                  (a) Seller agrees to indemnify and hold Buyer, its successors and assigns, harmless from and against:

                           (i)      Any and all claims, liabilities and
obligations of every kind and description, (whether liquidated or unliquidated, absolute or contingent, known or unknown, due or to become due) arising out of or related to the operation of the Business or to ownership of the Assets by Seller prior to the Closing.

                           (ii)     Any and all damage or deficiency resulting
from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Buyer pursuant to this Agreement or in connection with any of the transactions contemplated hereby.

                           (iii)    Any and all claims (including, without
limitation, any and all governmental and third party claims), losses, damages, liabilities, deficiencies, obligations, fines, penalties or expenses, including without limitation reasonable legal fees and expenses and costs of investigation, arising or resulting from the failure of Seller to pay or otherwise discharge the Excluded Liabilities.

                           (iv)     Any and all claims (including, without
limitation, any and all governmental and third party claims), losses, damages, liabilities, deficiencies, obligations, fines, penalties or expenses, including without limitation reasonable legal fees and expenses and costs of investigation, arising or resulting from the failure of Seller to pay or otherwise discharge taxes, including without limitation property, transfer and/or sales taxes.

                           (v)      Any and all actions, suits, proceedings,
damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees and costs incurred by Buyer as a result of Seller's failure or refusal to compromise or defend any claim incident to the foregoing provisions.

                  (b) The provisions contained in this Section 8.1 shall survive the Closing for a period of three (3) years from the Closing Date, after which they shall be null and void.

         8.2      INDEMNIFICATION OF SELLER.

                  (a) Buyer hereby agrees to indemnify and hold Seller and its successors and assigns harmless from and against:

                           (i)      Any and all claims, liabilities and
obligations of every kind and description arising from or related to the operation of the Business or the ownership of the Assets by Buyer subsequent to the Closing.

                           (ii)     Any and all damage resulting from any
misrepresentations, breach of warranty, nonfulfillment of any agreement or obligation assumed by Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Seller pursuant to this Agreement, or in connection with any of the transactions contemplated hereby.

                           (iii)    Any and all actions, suits, proceedings,
damages, assessments, judgments, costs and expenses incident to any of the foregoing provisions, including reasonable attorneys' fees and costs incurred by Seller as the result of Buyer's failure or refusal to defend or compromise any claim.

                  (b) The provisions contained in this Section 8.2 shall survive the Closing for a period of three (3) years from the Closing Date, after which they shall be null and void.

         8.3 NOTICE DEFENSES. Upon discovery of any breach or claim hereunder or upon receipt of any notice of any claim or suit subject to indemnification under Section 8.1(a) or Section 8.2(a) above, the party seeking indemnification shall promptly give notice thereof (and in no event later than thirty (30) days after receipt of actual notice thereof) to the indemnifying party at the notice address provided herein, stating in reasonable detail the representation, warranty or other claim with respect to which indemnity is demanded, the facts or alleged facts giving rise thereto, and the amount of liability or asserted liability with respect to which indemnity is sought, and in the case of a claim asserted against the party seeking indemnification, that party shall thereafter tender to the indemnifying party the defense of such claim at the sole cost and expense of the indemnifying party. Despite such a tender of defense, the party seeking indemnification shall in any case have a right to participate in the defense of any such tendered claim or suit; provided that such participation shall be at such party's sole cost and expense after the indemnifying party has accepted such tender of defense. In the event that =the indemnifying party does not promptly and affirmatively accept such tender of defense of any claim or suit, then that party shall thereafter additionally become liable for all costs incurred by the party seeking indemnification (including reasonable attorneys' fees and costs) in enforcing such indemnification claim and/or defending against such claim or suit which is subject to indemnification. The party seeking indemnification shall not settle or compromise any such third party claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The party seeking indemnification shall take all reasonable actions in the defense of third party claims for which indemnification is sought. If notice is not given to the indemnifying party as specified, or if any claim or suit is compromised or settled in any manner without the prior written consent (which consent shall not be unreasonably withheld) of the indemnifying party, then no liability shall be imposed upon the indemnifying party hereunder with respect to such claim.

         8.4 RISK OF LOSS. The risk of any loss, damage or destruction to any of the Assets to be transferred to Buyer pursuant to this Agreement from fire, casualty or other cause shall be borne by Seller at all times prior to the Closing Date.

IX.      TERMINATION

         9.1 RIGHT TO TERMINATE BEFORE CLOSING. This Agreement may be terminated at any time prior to Closing, and the transactions contemplated hereby may be abandoned at any such time:

                  (a)      by mutual written consent of Buyer and Seller;

                  (b) by Buyer, if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would have a Material Adverse Effect and (ii) such default cannot be cured by the Termination Date, provided that Buyer shall have given Seller written notice, delivered at least twenty (20) days prior to such termination, stating Buyer's intention to terminate this Agreement pursuant to this Section 9.2(b) and the basis for such termination;

                  (c) by Seller, if there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement (i) in any material respect and (ii) such default cannot be cured by the Termination Date, provided that Seller shall have given Buyer written notice, delivered at least twenty (20) days prior to such termination, stating Seller's intention to terminate this Agreement pursuant to this Section 9.2(c) and the basis for such termination;

                  (d) by written notice of either party hereto, if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable,);

                  (e) by either party, if the parties are unable to agree on the form or content of any of the schedules or exhibits to be provided under this Agreement by January 8, 2004; or

                  (f) by either party hereto if the Closing has not taken place by January 10, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the Termination Date.

         9.2 SPECIFIC PERFORMANCE IN THE EVENT OF FAILURE TO CLOSE. If all the conditions precedent to the obligations of either party to close as set forth in this Agreement have been satisfied, but such party shall refuse to close as provided in Article III hereof, or in the event of a material breach by either party of its obligations hereunder which is not cured by the Termination Date, then the other party, in addition to any other right or remedy it may have at law or in equity, shall have the right to enforce the terms of this Agreement by decree of specific performance. No party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties covenants or agreements as set forth in the Agreement.

X.       MISCELLANEOUS

         10.1 SCHEDULES AND EXHIBITS. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

         10.2 NO ASSIGNMENT, SUCCESSORS, ASSIGNS, ETC. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their respective heirs, personal representatives, successors and assigns; provided, however, that this Agreement shall not be assigned or conveyed by any party to any person or entity without the prior written consent of the other party hereto. In the event of an assignment, the assigning party shall not be relieved of any of its obligations and undertakings contracted for herein.

         10.3 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         10.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of Seller's and Buyer's representations and warranties contained herein shall survive the Closing for a period of twelve (12) months from the Closing Date, after which they shall be null and void.

         10.5 NOTICES. Any notices or other communications shall be in writing and shall be considered to have been duly given on the earlier of (a) the date of actual receipt or (b) three days after deposit in the first-class certified U.S. mail, postage prepaid, return receipt requested:

                  If to Seller, to:
                           SCOLR, Inc.
                           3625 - 132nd Avenue SE, Ste. #300
                           Bellevue, Washington 98006
                           Attn: Daniel O. Wilds

                  With copy to:
                           Garvey Schubert Barer
                           1191 Second Avenue, 18th Floor
                           Seattle, Washington 98101-2939
                           Attn: Alan Mitchel, Esq.

                  If to Buyer, to:
                           Steven H. Moger, President
                           Nutraceutix, Inc.
                           8340 - 154th Avenue NE
                           Redmond, Washington 98052-3864

                  With copy to:
                           Miller Nash, LLP
                           601 Union Street, Ste. 4400
                           Seattle, Washington 98101-2352
                           Attn: Guy Towle, Esq.

         10.6 ENTIRE AGREEMENT. This Agreement and the other documents and agreements referred to herein contain the entire understanding of the parties hereto and thereto relating to the subject matter herein.

         10.7 WAIVER. Any default, misrepresentation or breach of any covenant or warranty by a party in connection with this Agreement may be waived in writing by the other party. No such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of any covenant or warranty, or affect any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of any covenant or warranty.

         10.8 GOVERNING LAW AND VENUE. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington applicable to agreements made and to be performed wholly within this jurisdiction, without regard to the State of Washington conflicts of law rules. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Washington, County of King, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         10.9 PUBLIC ANNOUNCEMENTS. Neither Seller nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by law.

         10.10 SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable provision had not been included herein.

                REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

                                    SELLER:

                                    SCOLR, INC.

                                    By: /s/ Daniel O. Wilds
                                        ___________________________________

                                    Name: Daniel O. Wilds
                                         __________________________________

                                    Its: President & CEO
                                         __________________________________

                                    BUYER:

                                    NUTRACEUTIX, INC.

                                    By: /s/ Steve Moger
                                        ___________________________________
                                    Name: Steven H. Moger
                                    Its: President

                                    EXHIBITS

Exhibit A - Bill of Sale and Assignment and Assumption Agreement
Exhibit B - Intellectual Property Assignments
Exhibit C - Manufacturing Agreement
Exhibit D - Separation Agreement

                                  SCHEDULE 2.4

        SCHEDULE 2.4(a) - DEFERRED PURCHASE PRICE FOR TOTAL COVERED SALES

                                                                              YEAR 4 AND UNTIL END OF
                          YEAR 1             YEAR 2              YEAR 3       DEFERRED PAYMENT PERIOD

                     DEFERRED PURCHASE  DEFERRED PURCHASE  DEFERRED PURCHASE  DEFERRED PURCHASE PRICE
   NON-CDT SALES       PRICE PAYMENT      PRICE PAYMENT      PRICE PAYMENT            PAYMENT
   -------------     -----------------  ----------------   -----------------  -----------------------
ON AMOUNTS ABOVE $5
MILLION OF SALES            5%                 10%                10%                   10%

ON FIRST $5
MILLION OF SALES            0%                  5%                 5%                    5%

                    SCHEDULE 2.4(b) - ANNUAL MINIMUM PAYMENTS

                                                                                                 YEAR 4 AND UNTIL THE MINIMUM
                                 YEAR 1                  YEAR 2                 YEAR 3          DEFERRED PURCHASE PRICE IS MET
                                 ------                  ------                 ------          ------------------------------
ANNUAL MINIMUM PAYMENT           $50,000                $100,000               $200,000                    350,000